Exhibit d(iii) under Form N-1A
                                    Exhibit 10 under Item 601/Reg. S-K



                                LETTER AGREEMENT

                         Deutsche Fund Management, Inc.

                                31 W. 52nd Street

                               New York, NY 10019

                                October 14, 1999





Deutsche Funds, Inc.

Deutsche Portfolios

5800 Corporate Drive

Pittsburgh, PA  15237-7010



RE:                                          Expense Ratio Caps

Dear Sirs:



By this letter, Deutsche Fund Management, Inc. (the "Adviser") undertakes to continue to waive its management fee and limit expenses of the series of Deutsche Funds, Inc. and their underlying corresponding portfolios of Deutsche Portfolios (collectively, the "Funds") so that total annual operating expenses do not exceed the amounts indicated on the respective classes of shares from August 31, 1999 through the fiscal year ending August 31, 2000, or such longer period as may be required by the Securities and Exchange Commission, but not to continue beyond December 31, 2000 without further written documentation.




DEUTSCHE FUNDS, INC.    CLASS A SHARES CLASS B SHARESCLASS C SHARES

Deutsche Top 50 US           1.50%                                    2.25%               2.25%

Deutsche Top 50 Europe       1.60%                                    2.35%               2.35%

Deutsche Top 50 World        1.60%                                    2.35%               N/A

Deutsche Top 50 Asia         1.60%                                    2.35%               N/A

Deutsche European

      Mid-Cap Fund           1.60%                                    2.35%               2.35%
Deutsche German Equity Fund  1.60%                                    2.35%               2.35%

Deutsche Japanese Equity Fund    1.60%                                 2.35%             2.35%



Deutsche Global Bond Fund    1.30%                                    2.05%               2.05%

Deutsche European Bond Fund  1.30%                                    2.05%               2.05%



Deutsche US Money Market Fund                       0.55%                     1.30%



Deutsche Institutional US Money Market Fund   (Class Y Shares)        0.20%




To document this undertaking by the Adviser to the Funds, please confirm your acceptance by signing and returning to the Adviser the enclosed copy hereof.

                                    Very truly yours,



                                    DEUTSCHE FUND MANAGEMENT, INC.



                                    By:  /S/ JOSEPH PARASCONDOLA

                                    Title:   Assistant Vice President

ACCEPTED AND CONFIRMED:



DEUTSCHE PORTFOLIOS,                                     DEUTSCHE FUNDS, INC.,

     on behalf of the above listed portfolios on behalf of the above listed funds





By:  /S/ AMY M. OLMERT              By:  /S/ AMY M. OLMERT
   ---------------------------         -------------------



Title:  Assistant Secretary         Title:   Assistant Secretary